Exhibit 99.1

Offshore Group Investment Limited (Now Known as Vantage Drilling International) Successfully Completes Prepackaged Restructuring

Emerges From Chapter 11 with $75 Million in New Financing

HOUSTON, TX – February 10, 2016 – Offshore Group Investment Limited (“OGIL” or the “Company”) today announced that it has successfully completed its prepackaged restructuring and recapitalization and emerged from chapter 11 bankruptcy protection.

Through its prepackaged chapter 11 plan, OGIL eliminated more than $1.5 billion of senior secured debt and most cash interest and received $75 million in new exit financing. The Company believes its new capital structure creates a strong foundation for long-term success.

“Today marks the completion of a restructuring and recapitalization that allows the Company to move forward with a solid financial foundation from which we expect to continue to operate successfully and grow,” said Paul Bragg, Chief Executive Officer. “We now have the financial flexibility to continue to provide our customers with industry-leading expertise and safe, efficient drilling services, as is our norm. On behalf of the management team, I would like to extend my gratitude to our employees for their hard work and dedication and to our customers, suppliers, and stakeholders for their support during this process.”

The Company also announced today a newly constituted Board of Directors, effective in conjunction with the Company’s emergence from chapter 11:

•	Nils E. Larsen – Senior Operating Adviser working with The Carlyle Group’s U.S. Equity Opportunities Fund. Prior to partnering with The Carlyle Group, Mr. Larsen served in a variety of senior executive positions with Tribune Company, including as President and Chief Executive Officer of Tribune Broadcasting and as Co-President of Tribune Company.

•	L. Spencer Wells – Founder and Partner of Drivetrain Advisors, a provider of fiduciary services to members of the alternative investment community, with a particular expertise in restructuring and turnarounds. Previously, Mr. Wells served as senior advisor and partner with TPG Special Situations Partner.

•	Esa Ikaheimonen – Former Executive Vice President and Chief Financial Officer of Transocean Ltd. Mr. Ikaheimonen previously served as Chief Executive Officer of Seadrill’s Asia Offshore Drilling subsidiary and Senior Vice President and Chief Financial Officer of Seadrill Ltd. He has served on the board of directors of Transocean Partners, LLC, as Chairman of the Board, and as an independent director of Ahlstrom Plc where he served as Chairman of the Audit Committee.

•	Matthew Bonanno – Partner of York Capital Management and currently a member of the Board, in his capacity as a York employee, of Rever Offshore AS and all entities incorporated pursuant to York’s partnership with Costamare Inc. and Augustea Bunge Maritime.

•	Paul A. Bragg – With the Company since its inception in 2006 as its Chief Executive Officer. Before then, Mr. Bragg was employed by Pride International, Inc., which was one of the world’s largest international drilling and oilfield services companies prior to being acquired by Ensco plc. At Pride, Mr. Bragg served as Chief Executive Officer from 1999 through 2005, Chief Operating Officer from 1997 through 1999, and Vice President and Chief Financial Officer from 1993 through 1997. As a result of his three decades in offshore drilling, Mr. Bragg is experienced in operational, financial, and marketing strategies relating to the industry.

After the Company’s emergence from chapter 11, two additional directors will be appointed:

•	Scott McCarty – Partner of Q Investments and with Q since 2002. Prior to his current position as manager of the venture capital, private equity, and distressed investment groups, he was a portfolio manager. Before joining Q Investments, Mr. McCarty was a captain in the United States Army and worked in the office of United States Senator Kay Bailey Hutchison.

•	Tom Bates – Has 40 years of operational experience in the oil and gas industry, having held executive leadership positions at several major energy companies. He previously served as group president at Baker Hughes, chief executive officer at Weatherford-Enterra, and president of the Anadrill division of Schlumberger. A current director of TETRA Technologies, Mr. Bates also has served as Chairman of the Board of Hercules Offshore, Inc. in addition to serving on several other public company energy-related boards. He also was managing director and then senior advisor at Lime Rock Partners, an energy-focused private equity investment firm. Mr. Bates has a doctorate in mechanical engineering from the University of Michigan. He is currently an adjunct professor and co-chair of the advisory board for the Energy MBA Program at the Neeley School of Business at Texas Christian University in Fort Worth.

Mr. Bragg said, “Our newly constituted Board includes a diverse group of individuals with a range of experience and expertise who will bring fresh perspective to the Company. We look forward to benefitting from their guidance as we embark on our new beginning.”

The Company further announced that it has changed its name to Vantage Drilling International effective upon the completion of the restructuring and recapitalization.

As previously announced, the Company’s prepackaged chapter 11 plan was confirmed by the United States Bankruptcy Court for the District of Delaware on January 15, 2016.

Weil, Gotshal & Manges LLP served as legal counsel and Lazard Frères & Co. LLC served as investment banker to the Company. Alvarez & Marsal North America, LLC served as financial adviser to the Company.

About OGIL

The Company, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships—the Platinum Explorer, the Titanium Explorer,

and the Tungsten Explorer—as well as four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. The Company’s primary business is to contract drilling units, related equipment, and work crews primarily on a dayrate basis to drill oil and natural gas wells. The Company also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, the Company is a provider of offshore contract drilling services globally to major, national, and large independent oil and natural gas companies.

Forward-Looking Statements

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties, and assumptions identified above or as disclosed from time to time in the filings with the Securities and Exchange Commission by the Company or its former parent, Vantage Drilling Company. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

CONTACT INFORMATION

Public & Investor Relations Contact:

Paul A. Bragg

Chief Executive Officer

Offshore Group Investment Limited

(now known as Vantage Drilling International)

(281) 404-4700